UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Third Quarter 2025 Update

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about our buyback program, the Company’s strategic plans, the impact of our actions on shareholder value and net asset value, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to the use of proceeds received as a result of the Dun and Bradstreet transaction; risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including among others, consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates, commodity prices, inflation levels, changes in trade policy, tariffs on goods, and supply chain disruptions; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; and risks associated with being the subject of a proxy contest.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission (the “SEC”).

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2025 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at https://www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Fellow Shareholders,

The Board and Management Team remain committed to creating long-term shareholder value through executing its strategic plan initiated in February of 2024. The three pillars of the plan are: 1) rebalancing our portfolio away from our historical public company investments and redeploying capital into proprietary opportunities with positive cash flows that can deliver outsized returns; 2) returning capital to shareholders through share buybacks and dividends; and 3) improving the operational performance of Cannae’s portfolio companies to increase their underlying value.

In furtherance of this plan, this quarter our Board has directed our management team to concentrate our efforts in sports and sports-related assets where Cannae has proven a durable competitive edge. Additionally, our Board has directed us to dispose of a number of non-core assets in public and private companies to take advantage of expiring tax benefits and maintain capital-return discipline and the financial flexibility that underpins Cannae’s broader strategy.

We believe this strategy will enhance the value of our portfolio companies, close our stock price discount to net asset value, or NAV, and deliver returns to our shareholders. Since we initiated our plan, our share price discount to NAV has closed by 20%, and while I am proud of the substantial progress that we have achieved, I believe there remains significant upside for our shareholders as we continue to execute our plan.

Below is a summary of the key highlights from the third quarter:

Cannae Holdings, Inc.

●	Continued capital returns to shareholders:
●	Cannae purchased $163 Million of its stock since the start of the third quarter, representing 8.6 million shares. Cannae bought these shares at a 31% discount to NAV
●	Year to date November 10th, Cannae has purchased $275 Million, or 14.4 million shares, representing 22.9% of its shares outstanding at the prior year-end.
●	Cannae has now returned over $1 Billion to shareholders since May 2021 through share buybacks, representing over 50% of our outstanding shares
●

Cannae also paid $8 Million in dividends in the third quarter, which represents a 25% increase in the quarterly dividend per share. Cannae has now paid $23 Million of dividends in 2025. Cannae’s dividend is expected to total $30 Million in 2025.

●

Cannae repaid all $141 Million outstanding on its margin loan in the third quarter. Following the Dun & Bradstreet (“D&B”) sale, Cannae also amended the margin loan to change collateral, reduce capacity to $50 Million, reduce the interest rate spread, and extend the maturity to August 2028

●	As of the market close on Friday, November 7, Cannae’s stock price traded at a 35.2% discount to NAV, a reduction of approximately 20% from the start of 2024

Closing of Dun and Bradstreet Sale

●	On August 26, 2025, our previously announced sale of D&B closed
●

Cannae received an aggregate $630 Million in cash proceeds, of which $424 Million has been used thus far to repurchase $275 Million of Cannae shares, repay the $141 Million outstanding under its existing margin loan, and to distribute $8 Million in dividends

●

Per our previous announcement, a further $25 Million is expected to be used for share repurchases to reach an aggregate of $300 Million this year, and $52 Million is expected to be retained for future quarterly dividends to shareholders

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Black Knight Football Club US, LP (“BKFC” or “Black Knight Football”)

●

Black Knight Football had a successful third quarter both on and off the pitch with continued strength in our teams’ performance, further developments in the player network, and ongoing stadium improvements

●	AFCB had a historic transfer window in the summer of 2025 in which it was reported that Bournemouth achieved the second highest net player sales income in all of European football
●

Bournemouth has also started the 2025/26 season strong, earning 18 points and a 2nd place position in the English Premier League (“EPL” or “Premier League”) table through 9 matches — their highest point total through 9 Premier League matches in their 126-year history, and currently sit in 9th place

●

AFCB continues to make progress on the renovation and expansion of Vitality Stadium - AFCB’s home ground since 1910 - which will increase overall capacity to 20,000 seats while also significantly increasing premium seating and hospitality offerings

●	FC Lorient is again playing in Ligue 1, the highest league in France and the 5th highest league in all of Europe according to UEFA coefficient rankings. The team currently sits in 17th place
●

Moreirense FC, which BKFC acquired a majority interest in June 2025, has been integrated into the group and is performing well. Moreirense sits in 6th place in the Portuguese Primeira Liga, the highest league in Portugal

JANA Partners

●	In September 2025, Cannae closed on its previously announced purchase of an additional 30% ownership stake in JANA for $67.5 Million, bringing Cannae’s total ownership position to 50%
●	Cannae separately invested $30 Million in JANA funds to fulfill its original $50 Million fund investment commitment
●

We remain excited about the JANA partnership given the firm’s continued success, ability to grow assets under management, produce ongoing cash distributions and potential to source proprietary investment opportunities for Cannae

Alight

●

Revenue was $533 Million for the quarter ended September 30, 2025, compared to $555 Million for the prior year quarter, on lower project revenue, net commercial activity and a one-time impact from finalizing the commercial agreement related to the businesses divested in 2024

●	During the quarter, Alight recognized a non-cash impairment of goodwill of $1.3 Billion, after evaluating current business trends and the market valuation of the company
●

Net loss from continuing operations for the quarter ended September 30, 2025, was $1,055 Million, including the aforementioned goodwill impairment, compared to a loss of $44 Million in the prior year third quarter

●	Adjusted EBITDA improved significantly for the quarter ended September 30, 2025, to $138 Million compared to $118 Million for the prior year third quarter, representing a 17% increase
●	Free Cash Flow from continuing operations for the first nine months of 2025 increased to $151 Million, compared to $104 Million in the first nine months of the prior year

We thank you for your continued support.

Sincerely,

RYAN R. CASWELL

Chief Executive Officer

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Select Portfolio Updates

Alight, Inc.

(NYSE: ALIT)

	Three Months Ended,

(In Millions) (Unaudited)	September 30, 2025	September 30, 2024
Total revenue	$533.0	$555.0
Net income (loss) from continuing operations	$(1,055.0)	$(44.0)
EBITDA from continuing operations	$(1,126.0)	$63.0
Adjusted EBITDA from continuing operations	$138.0	$118.0

Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and 35 Million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.

Alight completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses, which is now called Strada, in July 2024. All comparative figures below refer to the continuing business unless otherwise noted.

Alight reported total revenue of $533 Million in the third quarter 2025 compared to $555 Million in the prior year quarter, on lower project revenue, net commercial activity and a one-time, approximately $4 Million impact after finalizing the commercial agreement related to the 2024 divestiture of the Payroll and Professionals Services business. Net loss from continuing operations for the quarter ended September 30, 2025, was $1,055 Million, reflecting a non-cash goodwill impairment charge of $1.3 Billion, compared a loss of $44 Million in the prior year third quarter.

In the third quarter of 2025, Alight generated significant improvement in Adjusted EBITDA from continuing operations, increasing $20 Million or 17%, to $138 Million from $118 Million in the prior year. This equates to a 460 basis point expansion in the Adjusted EBITDA margin year-over-year to 25.9% in the third quarter 2025 as compared to 21.3% in the prior year third quarter. The company also generated Free Cash Flow of $151 Million in the nine months ended September 30 2025, compared to pro-forma Free Cash Flow of $104 Million in the prior year nine months.

After launching a new relationship with Goldman Sachs Asset Management to advance Alight’s wealth solutions offering, the company also announced a partnership with MetLife to bring institutional income annuities to Alight Worklife and added Sword Health, a musculoskeletal and mental health AI care platform to the Alight Network. Alight also noted new wins or expanded relationships with MetLife, Cintas and Mass General Brigham. At September 30, 2025, the company had $2.25 Billion of 2025 revenue under contract as well as $1.8 Billion for the full year 2026 and $1.3 Billion for the full year 2027.

Management lowered its previous guidance for 2025, projecting a revenue range of $2.25 Billion to $2.28 Billion, Adjusted EBITDA in the range of $595 Million to $620 Million and Free Cash Flow of $225 Million to $250 Million.

The company repurchased $25 Million of its shares during the quarter and at quarter end had $216 Million of share buyback authorization remaining. Additionally, in November 2025, Alight’s board declared a quarterly dividend of $0.04 per Alight share to be paid on December 15, 2025 to shareholders of record on December 1, 2025.

Cannae holds 40.5 million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of November 7, 2025, the aggregate gross value of these shares was approximately $95 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Black Knight Football

(Private)

	Three Months Ended,

(In Millions) (Unaudited)	June 30, 2025	June 30, 2024
Total revenue	$95.6	$77.8
Net earnings (loss)	$58.2	$(30.8)
EBITDA including profit on player trading	$95.5	$3.7
Adjusted EBITDA excluding profit on player trading	$21.4	$3.4

Black Knight Football, a partnership led by our Vice Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across Black Knight Football’s network of owned and operated clubs, while driving both strong on-field performance and financial results. BKFC owns 100% of AFC Bournemouth (“AFCB” or the “Cherries”), a football club competing in the highest level of the men’s English football league system, the Premier League, as well as a majority interest in Moreirense FC (Portuguese Primeira Liga) and minority interests in FC Lorient (French Ligue 1) and Hibernian FC (Scottish Premiership).

AFC Bournemouth

After a historic season last year, the Cherries started this season strong with 5 wins, 3 draws and 1 loss, earning 18 points in the first 9 matches, including an away victory against Tottenham Hotspur – a new AFC Bournemouth record for points total through 9 matches in the Premier League, and currently are in the 9th place in the English Premier League table. This is particularly impressive given the number of player sales over the summer. The Cherries followed the June sales of Dean Huijsen to Real Madrid FC for over £52 Million and Milos Kerkez to Liverpool FC for over £40 Million with the sales of center-back Illia Zabarnyi to Paris Saint German for over £54 Million and Dango Ouattara to Brentford for over £37 Million. It was reported that Bournemouth achieved the second highest net player sales income (player sales less player purchases) in all of European football.

The first phase of the stadium renovation project, which will increase capacity from 11,300 to approximately 17,000 seats, has commenced and is expected to be completed ahead of the 2026/27 season. The second phase is expected to be completed prior to the onset of the 2027/2028 season, will comprise 3,000 additional seats, taking capacity to 20,200 seats and marking an over 80% increase to Vitality Stadium’s current seating capacity.

FC Lorient

After a successful 2024/2025 campaign, culminating in winning the Ligue 2 title and securing automatic promotion, FC Lorient (“FCL”) has fought hard early this season to remain competitive in Ligue 1. It currently sits in 17th place in the table after securing an important win against formidable Ligue 1 side Monaco in late September. FCL acquired 8 new players this summer and re-signed starting goalkeeper Yvon Mvogo. Consistent with the BKFC methodology of developing young players, 5 out of the 8 new signings are under the age of 22.

Moreirense FC

In June, BKFC acquired a majority interest in Moreirense FC, a Portuguese Primeira Liga (first division) football club, founded in 1939 and based in Moreira de Cónegos, Portugal. The Primeira Liga, often recognized as one of the strongest leagues in the world outside of the traditional top 5, is known for its elite domestic talent and strong track record of developing world-class players, and has no limit on non-EU players, which makes it a natural destination for South American players.

BKFC swiftly selected the leadership team including hiring a new CEO and Head Coach, and worked with these new hires over the summer transfer windows wherein MFC sold 3 players and acquired 11 players. After 11 matches, MFC is in 6th position in the Primeira Liga table, with 6 wins, no draws and 5 losses, including an important win against local rival Vitoria de Guimaraes.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Hibernian FC

Last season, Hibernian FC (“Hibs”) completed the season in 3rd place in the Scottish Premiership, qualifying for Europa League. Hibs dropped to UEFA Conference League qualifying after a loss to Danish club FC Midtjylland and ultimately was eliminated after a tight playoff series with Polish club Legia Warsaw. After 12 matches, Hibernian FC is in 3rd place in the Scottish Premiership table, with 4 wins, 6 draws and 2 losses.

As of November 7, 2025, Cannae has $249 million invested, representing an approximate 45% ownership interest in Black Knight Football.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

THIRD QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2025	2024
Three months ended September 30,

Restaurant revenue	$94.6	$102.1

Other operating revenue	12.3	11.8

Total operating revenues	106.9	113.9

Cost of restaurant revenue	88.6	93.0

Personnel costs	12.1	18.1

Depreciation and amortization	2.9	3.3

Other operating expenses, including asset impairments	16.5	17.6

Total operating expenses	120.1	132.0

Operating loss	(13.2)	(18.1)

Interest, investment and other income	1.9	0.8

Interest expense	(3.3)	(2.9)

Recognized losses, net	8.1	23.1

Total other income (expense), net	6.7	21.0

Loss before income taxes and equity in losses of unconsolidated affiliates	(6.5)	2.9

Income tax expense	(3.8)	(6.4)

Equity in losses of unconsolidated affiliates	(57.5)	(25.3)
Net loss from continuing operations	(60.2)	(16.0)
Net loss from discontinued operations, net of tax	(10.6)	(1.5)
Less: net loss attributable to noncontrolling interests	(2.4)	(3.9)

Net loss attributable to Cannae Holdings, Inc. common shareholders	$(68.4)	$(13.6)

Per share amounts:
Net loss per share from continuing operations - basic	$(1.06)	$(0.20)
Net loss per share from discontinued operations - basic	(0.19)	(0.02)

Net loss per share attributable to Cannae common shareholders - basic	$(1.25)	$(0.22)
Net loss per share from continuing operations - diluted	$(1.06)	$(0.20)
Net loss per share from discontinued operations - diluted	(0.19)	(0.02)

Net loss per share attributable to Cannae common shareholders - diluted	$(1.25)	$(0.22)
Cannae weighted average shares outstanding - basic	54.7	62.4
Cannae weighted average shares outstanding - diluted	54.7	62.4

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

YEAR-TO-DATE STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2025	2024
Nine months ended September 30,

Restaurant revenue	$295.6	$316.2

Other operating revenue	24.7	26.4

Total operating revenues	320.3	342.6

Cost of restaurant revenue	270.4	279.3

Personnel costs	62.5	60.5

Depreciation and amortization	9.0	10.0

Other operating expenses, including asset impairments	73.9	74.5
Total operating expenses	415.8	424.3

Operating loss	(95.5)	(81.7)

Interest, investment and other income	8.1	3.6

Interest expense	(10.4)	(7.5)

Recognized losses, net	(60.9)	(117.9)

Total other (expense) income	(63.2)	(121.8)

Loss before income taxes and equity in losses of unconsolidated affiliates	(158.7)	(203.5)

Income tax expense	14.6	14.2

Equity in losses of unconsolidated affiliates	(155.1)	(22.3)
Net loss from continuing operations	(328.4)	(240.0)
Net loss from discontinued operation, net of tax	(97.9)	(24.3)
Less: losses attributable to noncontrolling interests	(6.1)	(5.8)

Net loss attributable to Cannae Holdings, Inc. common shareholders	$(420.2)	$(258.5)

Per share amounts:
Net loss per share from continuing operations - basic	$(5.44)	$(3.60)
Net loss per share from discontinued operations - basic	(1.65)	(0.37)

Net loss per share attributable to Cannae common shareholders - basic	$(7.09)	$(3.97)
Net loss per share from continuing operations - diluted	$(5.44)	$(3.60)
Net loss per share from discontinued operations - diluted	(1.65)	(0.37)

Net loss per share attributable to Cannae common shareholders - diluted	$(7.09)	$(3.97)
Cannae weighted average shares - basic	59.3	65.1
Cannae weighted average shares - diluted	59.3	65.1

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

BALANCE SHEETS

(in Millions) (Unaudited)	September 30, 2025	December 31, 2024

Current assets:

Cash and cash equivalents	$233.8	$131.5

Short-term investments	—	6.2

Other current assets	18.5	23.5
Income tax receivable	12.8	35.7

Assets of discontinued operations held for sale	—	—

Total current assets	265.1	196.9
Investments in unconsolidated affiliates	743.7	764.9
Equity securities, at fair value	38.4	56.2
Lease assets	128.7	136.0
Property and equipment, net	52.1	61.8
Other intangible assets, net	13.6	15.1
Goodwill	53.4	53.4
Deferred tax asset	50.4	73.9
Other long term investments and noncurrent assets	168.9	178.8

Noncurrent assets of discontinued operations held for sale	—	691.9

Total assets	$1,514.3	$2,228.9

Current liabilities:

Accounts payable and other accrued liabilities, current	$96.8	$54.8

Lease liabilities, current	15.2	14.5

Deferred revenue	11.7	16.2

Notes payable, current	6.9	61.0

Total current liabilities	130.6	146.5

Notes payable, long-term	61.7	120.0

Lease liabilities, long-term	126.3	134.6

Accounts payable and other accrued liabilities, long-term	13.0	12.5

Total liabilities	331.6	413.6

Additional paid-in capital	2,037.8	2,013.3

Retained earnings	123.5	567.1

Treasury stock	(960.2)	(724.7)

Accumulated other comprehensive loss	8.8	(19.2)

Noncontrolling interests	(27.2)	(21.2)

Total equity	1,182.7	1,815.3
Total liabilities and equity	$1,514.3	$2,228.9

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Alight

Alight’s Adjusted EBITDA from Continuing Operations is defined as earnings from continuing operations before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Alight management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases. The Free Cash Flow for the first nine months of 2024 results are presented on a proforma adjusted basis in light of the July 2024 divestiture of Alight’s Payroll and Professional Services business. The adjustments include separation costs and proforma adjustments for certain items that are the direct result of the transaction and Alight’s use of transaction proceeds, including proforma adjustments for 1) Services (e.g., customer care) that Alight is providing to Strada and receiving revenue pursuant to a Commercial Agreement; 2) Certain shared delivery and technology costs that Alight either no longer incurs or will be reimbursed for under Transition Services Agreement (TSA); 3) Adjustments for lower interest expense from debt paydown in July ‘24; and 4) Tax impacts from above adjustments.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited.

Black Knight Football

BKFC EBITDA Including Profit on Player Trading is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization. BKFC Adjusted EBITDA Excluding Profit on Player Trading is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization, adjusted for the impact of profit or loss on sale of player registration rights and other items. Both EBITDA Including Profit on Player Trading and Adjusted EBITDA Excluding Profit on Player Trading are non-GAAP financial measures used by management and BKFC’s stakeholders to provide useful supplemental information that enables a better comparison of BKFC’s performance across periods as well as to evaluate BKFC’s operating performance.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight’s net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight’s (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations

(In Millions) (Unaudited)

Three months ended September 30,	2025	2024
Net loss from continuing operations(1)	$(1,055.0)	$(44.0)

Interest expense, net	24.0	19.0

Income tax (benefit) expense	(198.0)	(9.0)

Depreciation and amortization	103.0	97.0

EBITDA from continuing operations	(1,126.0)	63.0

Share-based compensation	3.0	11.0

Transaction and integration expenses (2)	4.0	21.0

Restructuring	4.0	12.0

Gain from change in fair value of financial instruments	(19.0)	(23.0)

(Gain) loss from change in fair value of tax receivable agreement	(66.0)	27.0

Other, including impairment	1,338.0	7.0

Adjusted EBITDA from continuing operations	$138.0	$118.0

Revenue	$533.0	$555.0

Adjusted EBITDA Margin from continuing operations(3)	25.9%	21.3%

(1) Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.

(2) Transaction and integration expenses primarily relate to acquisition and divestiture activity.

(3) Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Reconciliation of Cash Flows from Continuing Operations to Free Cash Flow From Continuing Operations - Adjusted

(In Millions) (Unaudited)

Nine Months Ended September 30,	2025	2024
Cash provided by operating activities - continuing operations	$236.0	$75.0

Separation costs	—	72.0

Proforma adjustments	—	52.0

Cash provided by operating activities - continuing operations - adjusted	$236.0	$199.0

Capital expenditures	(85.0)	(95.0)

Free Cash Flow From Continuing Operations - adjusted	$151.0	$104.0

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Black Knight Football Club

Cannae accounts for its investment in Black Knight Football Club using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of BKFC’s net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, our results of operations for the three months ended September 30, 2025 and 2024 include our ratable portion of BKFC’s net earnings (loss) for the three months ended June 30, 2025 and 2024, respectively.

Adjusted EBITDA Excluding Profit on Player Trading Reconciliation

(In Millions) (Unaudited)

Three months ended June 30,	2025	2024
Net earnings (loss)	$58.2	$(30.8)

Interest expense, net	7.6	3.5

Income tax expense	—	—

Depreciation and amortization	29.7	31.0

EBITDA including profit on player trading	95.5	3.7

Profit on player trading	74.1	0.3

Other	—	—

Adjusted EBITDA excluding profit on player trading	$21.4	$3.4

CANNAE HOLDINGS, INC. / THIRD QUARTER 2025 UPDATE

Corporate Information

MANAGEMENT TEAM

Ryan R. Caswell

Chief Executive Officer

Bryan D. Coy

Chief Financial Officer

Peter T. Sadowski

Chief Legal Officer

Michael L. Gravelle

General Counsel and Corporate Secretary

Brett A. Correia

Chief Accounting Officer

THIRD QUARTER 2025

CONFERENCE CALL DETAILS

Date: November 10, 2025

Time: 5:00 pm ET

Participant dial-in:

1-844-826-3035 (Domestic)

1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10202701. The telephonic replay will be available until 11:59 pm ET on November 24, 2025.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

Douglas K. Ammerman

Chairman of the Board

Cannae Holdings, Inc.

William P. Foley, II

Vice Chairman of the Board

Cannae Holdings, Inc.

Hugh R. Harris

Retired Chief Executive Officer

Lender Processing Services, Inc.

C. Malcolm Holland

Chairman and Chief Executive Officer

Veritex Holdings, Inc.

Mark D. Linehan

President and Chief Executive Officer

Wynmark Company

Frank R. Martire, Jr.

Managing Partner

Bridgeport Partners

Erika Meinhardt

Director

Cannae Holdings, Inc.

Barry B. Moullet

Supply Chain Consultant

Board Member

CiCi’s Pizza

William T. Royan

Founding Partner

Markets Infrastructure Partners, LP

James B. Stallings, Jr.

Managing Partner

PS27 Ventures, LLC

Woodrow Tyler

Investment Committee Member

Michigan Health Endowment Board

Frank P. Willey

Partner

Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the

New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Grant Thornton LLP

4695 MacArthur Court Suite 1600

Newport Beach, CA 92660

TRANSFER AGENT

Continental Stock Transfer & Trust

1 State Street, 30th Floor

New York, NY 10004

(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications

Jamie Lillis

203-428-3223

jlillis@soleburystrat.com

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

(702) 323-7330

cannaeholdings.com